UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 21, 2007

GLOBALNET CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-24962	75-2863583
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2616 South Loop West, Suite 660, Houston, Texas 77054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 778-9591

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 21, 2007, Globalnet Corporation. (the “Company”) entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations with Mag-Well, Inc. (the “Mag-Well Agreement”). Pursuant to the Mag-Well Agreement, the Company transferred certain of its assets relating to its “virtual call center” business to Mag-Well, Inc. (“Mag-Well”), including certain software and hardware features and functionality, and Mag-Well assumed certain liabilities associated with the virtual call center business, including $3,543,775 in convertible debentures (on a cost basis).

On November 21, 2007, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations with Physicians Laser Services, Inc. (the “PLS Agreement”). Pursuant to the PLS Agreement, the Company transferred certain of its assets relating to its billing system business, including certain software and hardware features and functionality, to Physicians Laser Services, Inc. (“PLS”), and PLS assumed certain liabilities associated with the billing system business, including $3,218,313 in convertible debentures (on a cost basis).

The Company is researching the accounting implications of these transactions. It is possible that the recording will include components of: gain on sale of assets; gain on extinguishment of debt; gain on extinguishment of derivative liabilities and other items. It is currently anticipated that a valuation of the transferred assets or alternatively, the fair market value of the extinguished debt, will be obtained to assist in segregating and measuring likely components. Decisions regarding the ultimate measurement and timing of recordation are subject to further review and audit.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of November 21, 2007, by and between the Company and Mag-Well, Inc.

10.2	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of November 21, 2007, by and between the Company and Physicians Laser Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALNET CORPORATION

Date: December 3, 2007	By:	/s/ Mark Schaftlein
Name: Mark Schaftlein Title: Chief Executive Officer